Exhibit 4.16

THIRD AMENDMENT TO THE
TESORO PETROLEUM CORPORATION AMENDED AND RESTATED
EXECUTIVE LONG-TERM INCENTIVE PLAN

THIS AGREEMENT by Tesoro Petroleum Corporation (the “Sponsor”),

WITNESSETH:

WHEREAS, the Sponsor maintains the Plan known as the “Tesoro Petroleum Corporation Amended and Restated Executive Long-Term Incentive Plan” (the "Plan”); and

WHEREAS, the Sponsor retained the right in Section 14.1 of the Plan to amend the Plan from time to time; and

WHEREAS, the Directors of the Sponsor have approved resolutions to amend the Plan;

NOW, THEREFORE, the Sponsor agrees that, subject to and contingent upon the approval of the amendments set forth below by the Sponsor’s stockholders, the Plan is amended as follows:

     (1) Paragraph 4.1 of the Plan is hereby amended in its entirety to read as follows:

     4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan may not exceed 9,250,000, subject to the limitations set forth in Sections 8.1 and 9.1. These shares may be either authorized but unissued or reacquired Shares.

     The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a)	While an Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

(b)	The grant of an Option or Restricted Stock shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

(c)	The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem SARs).

(d)	The grant of an Affiliated SAR shall reduce the number of Shares available for grant by the number of Shares subject to the SAR, in addition to the number of Shares subject to the related Option.

(e)	The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs granted.

(f)	The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Units and/or Performance Shares.

     (2) Article 6 of the Plan is hereby amended by adding new Section 6.11 at the end thereof:

     6.11 Limitation on Repricing of Options. Without the prior approval of the Company’s stockholders and except as provided in Section 4.3, Options issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option.

     (3) Paragraph 8.1 of the Plan is hereby amended in its entirety to read as follows:

     8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to eligible Employees in such amounts as the Committee shall determine, but in no event shall the total number of Shares of Restricted Stock available for grant by the Committee, together with the total number of Performance Units and Performance Shares available for grant by the Committee pursuant to Section 9.1, exceed 1,500,000 Shares.

     (4) Paragraph 9.1 of the Plan is hereby amended in its entirety to read as follows:

     9.1 Grant of Performance Units/Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and Performance Shares to eligible Employees in such amounts as the Committee shall determine, but in no event shall the total number of Performance Units and Performance Shares available for grant by the Committee, together with the total number of Shares of Restricted Stock available for grant by the Committee pursuant to Section 8.1, exceed 1,500,000 Shares.

     Approved by the Directors: March 11, 2004